UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2010

Revonergy Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-10822	98-0589723
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Landmark House
17 Hanover Square
London, United Kingdom		W1S 1HU
(Address of principal executive offices)		(Zip Code)

+44-207-993-5700
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2010, Revonergy Inc. entered into a Preferred Stock Purchase Agreement with Kodiak Capital Group, LLC.  Under the terms of the agreement, Kodiak will purchase up to 50,000 shares of Revonergy’s Series A Redeemable Preferred Stock at $10 per share, in one or more tranches, for a total investment amount of up to $500,000.  The amount of the investment is at Revonergy’s discretion.  At the time of each tranche, Kodiak will receive warrants to purchase common stock equal to 135% of the amount invested.  The warrants will have an exercise price equal to the market price of Revonergy’s common stock at the date of each tranche.

There is no material relationship between Revonergy or its affiliates and Kodiak.

The Series A Redeemable Preferred Stock will pay a cumulative dividend on the original purchase price per share of 15% per year and may be redeemed, at any time, by Revonergy by payment of the original purchase price per share plus any accrued but unpaid dividends.  Additionally, Revonergy will pay a premium on the original purchase price of 30% if the preferred stock is redeemed in the first year, 20% if it is redeemed in the second year, and 10% if it is redeemed in the third year.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.04	Preferred Stock Purchase Agreement between Revonergy Inc. and Kodiak Capital Group, LLC, signed September 9, 2010	To be filed.

99	Miscellaneous
99.01	Press Release dated September 15, 2010	Attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REVONERGY INC.
Registrant

Date: September 15, 2010	By:	/s/ Ravi K. Daswani
Ravi K. Daswani
Chief Executive Officer